Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contacts:
April 25, 2023	Kim Ancin
908-559-3227
kimberly.ancin@verizon.com

Eric Wilkens
201-572-9317
eric.wilkens@verizon.com

Verizon begins 2023 with rapid network expansion and
the most broadband additions in over a decade
Company's total wireless postpaid phone gross additions
increased 5.3 percent year over year

Cash flow from operations increased $1.5 billion year over year, and free cash flow1 increased $1.3 billion year over year

1Q 2023 highlights

Consolidated:
•$1.17 in EPS, compared with $1.09 in first-quarter 2022; adjusted EPS1, excluding a special item, of $1.20, compared with $1.35 in first-quarter 2022.
•Total operating revenue of $32.9 billion, a decrease of 1.9 percent from first-quarter 2022.
•Net income of $5.0 billion, an increase of 6.5 percent from first-quarter 2022, and adjusted EBITDA1 of $11.9 billion, down 1.1 percent year over year.

Total Broadband:
•Total broadband net additions of 437,000 was the largest result in more than a decade, reflecting a strong demand for fixed wireless and Fios products. This result included 393,000 fixed wireless net additions, an increase from 379,000 fixed wireless net additions in fourth-quarter 2022.
•67,000 Fios Internet net additions, an increase from 60,000 Fios Internet net additions in first-quarter 2022.

Total Wireless:
•Total wireless service revenue3 of $18.9 billion, a 3.0 percent increase year over year.

•Postpaid phone net losses of 127,000, and retail postpaid net additions of 633,000. Total wireless postpaid phone gross additions increased 5.3 percent year over year, primarily driven by an 11.5 percent year over year growth in Consumer phone gross additions.
•Total retail postpaid churn of 1.15 percent, and retail postpaid phone churn of 0.90 percent.

NEW YORK - Verizon Communications Inc. (NYSE, Nasdaq: VZ) reported first-quarter results today highlighted by increased cash flow and the largest number of total broadband net additions in more than a decade.
"Our operational and financial results reflect the steps that we have taken to improve our performance. Compared to this time last year, we have added more postpaid phone gross additions to our network and have increased our cash flow from operations and free cash flow1," said Verizon Chairman and CEO Hans Vestberg. “Last month, we announced that our 5G Ultra Wideband now reaches more than 200 million people as we continue to undergo the most aggressive network deployment in our company's history. With our mobile and broadband capabilities, and our focus on network strength, we are giving more customers in more places a superior network experience."
For first-quarter 2023, Verizon reported EPS of $1.17, compared with $1.09 in first-quarter 2022. On an adjusted basis1, excluding a special item, EPS was $1.20 in first-quarter 2023, compared with adjusted EPS1 of $1.35 in first-quarter 2022.
First-quarter 2023 earnings included a pre-tax loss of approximately $208 million from a special item representing the impacts of amortization of intangible assets related to TracFone and other acquisitions.
Consolidated results
•Total consolidated operating revenue in first-quarter 2023 of $32.9 billion, a decrease of 1.9 percent from first-quarter 2022. This decrease was primarily due to lower equipment revenue and continued declines in Business wireline services.
•Total wireless service revenue3 in first-quarter 2023 increased 3.0 percent year over year. As discussed during the company's fourth-quarter 2022 earnings call, results for first-quarter 2023 included a benefit of approximately 185 basis points associated with a larger allocation of administrative and telco recovery fees from other revenue into wireless service revenue. This benefit was partially offset by the impact associated with the shutdown of the company's 3G network, completed at the end of fourth-quarter 2022. The shutdown resulted in the removal of approximately 1.1 million retail connections and the corresponding loss of revenue for first-quarter 2023.
•Net income of $5.0 billion, an increase of 6.5 percent compared to first-quarter 2022, and adjusted EBITDA1 of $11.9 billion, a decrease of 1.1 percent year over year.

    VlpHU09DSUQyMDE5UTE=

•Cash flow from operations totaled $8.3 billion in first-quarter 2023, an increase from $6.8 billion in first-quarter 2022. This increase was primarily due to working capital improvements driven by lower inventory levels, fewer phone upgrades and a modest improvement in customer payment patterns, despite current macroeconomic uncertainties.
•First-quarter 2023 capital expenditures were $6.0 billion, and included most of the remaining $1.75 billion under the company's C-Band related spending program.
•The company ended first-quarter 2023 with free cash flow1 of $2.3 billion, an increase from $1.0 billion in first-quarter 2022.
•Verizon's unsecured debt as of the end of first-quarter 2023 increased by $1.4 billion sequentially to $132.0 billion. The company's net unsecured debt1 balance increased sequentially by $1.8 billion to $129.8 billion. At the end of first-quarter 2023, Verizon's ratio of unsecured debt to net income (LTM) was approximately 6.0 times, and its net unsecured debt to adjusted EBITDA ratio1 was approximately 2.7 times.
Verizon Consumer results
•Total Verizon Consumer revenue was $24.9 billion, a decrease of 1.7 percent year over year. This decrease was due to declines in wireless equipment revenue partially offset by gains in service and other revenue.
•Wireless service revenue increased 2.5 percent year over year. This increase was driven by a larger allocation of administrative and telco recovery fees from other revenue into wireless service revenue, to partly recover network operating costs, and pricing actions implemented in the second half of 2022. These gains were partially offset by the amortization of wireless equipment sales promotions as well as volume driven declines in prepaid revenue.
•Consumer wireless retail postpaid churn was 1.05 percent in first-quarter 2023, and wireless retail postpaid phone churn was 0.84 percent.
•In first-quarter 2023, Consumer reported 263,000 wireless retail postpaid phone net losses. Consumer postpaid phone gross additions increased 11.5 percent year over year, continuing the momentum from the second half of 2022.
•Consumer reported 351,000 wireless retail prepaid net losses in first-quarter 2023. The company is taking steps to generate long term value, including strengthening its brands, evolving its go-to-market strategy and migrating off-network subscribers onto the Verizon network. In the short term, these actions are having a negative impact on prepaid net additions. The reported result was also due to elevated disconnects in the SafeLink brand.
•Consumer reported 256,000 fixed wireless net additions and 63,000 Fios Internet net additions in first-quarter 2023. Consumer Fios revenue was $2.9 billion in first-quarter 2023, a decrease of 0.8 percent year over year.
•In first-quarter 2023, Consumer operating income was $7.1 billion, a decrease of 3.0 percent year over year, and segment operating income margin was 28.6 percent, a decrease from 28.9 percent in first-quarter 2022. Segment EBITDA1 in first-quarter 2023 was $10.3 billion, a decrease of 1.6 percent year over year. This decline was due to higher bad debt, as involuntary churn rates and collections return to pre-pandemic levels, and elevated marketing expenses, among other factors. Segment EBITDA margin1 was 41.5 percent, an increase from 41.4 percent in first-quarter 2022.

    VlpHU09DSUQyMDE5UTE=

Verizon Business results
•Total Verizon Business revenue was $7.5 billion in first-quarter 2023, a decrease of 2.8 percent year over year. This decrease was due to lower wireline and wireless equipment revenue that offset the growth in wireless service revenue.
•Business wireless service revenue was $3.3 billion, an increase of 5.3 percent year over year. This growth was driven predominantly by the continued momentum in adding more customers onto the platform, and pricing actions implemented in the second half of 2022 and early 2023.
•Business reported 312,000 wireless retail postpaid net additions in first-quarter 2023, including 136,000 postpaid phone net additions.
•Business wireless retail postpaid churn was 1.50 percent in first-quarter 2023, and wireless retail postpaid phone churn was 1.16 percent.
•Business reported 137,000 fixed wireless net additions in first-quarter 2023.
•In first-quarter 2023, Verizon Business operating income was $551 million, a decrease of 18.1 percent year over year, and segment operating income margin was 7.4 percent, a decrease from 8.7 percent in first-quarter 2022. Segment EBITDA1 was $1.6 billion in first-quarter 2023, a decrease of 5.1 percent year over year, which reflected continued declines in high margin wireline revenues. Segment EBITDA margin1 was 22.0 percent in first-quarter 2023, a decrease from 22.5 percent in first-quarter 2022.
Outlook and guidance
For 2023, Verizon continues to expect the following:
•Total wireless service revenue growth2 3 of 2.5 percent to 4.5 percent.
•Adjusted EBITDA1 of $47.0 billion to $48.5 billion.
•Adjusted EPS1 of $4.55 to $4.85.
•Adjusted effective income tax rate1 in the range of 22.5 percent to 24.0 percent.
•Capital spending in the range of $18.25 billion to $19.25 billion.
1Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).
2Includes a benefit of approximately 190 basis points from the reallocation from Other revenue to Wireless service revenue. This results from a larger allocation of administrative and telco recovery charges which partly recover network operating costs.
3Total wireless service revenue represents the sum of Consumer and Business segments.
Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is one of the world’s leading providers of technology and communications services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $136.8 billion in 2022. The company offers data, video and voice services and solutions on its award-winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.
####

    VlpHU09DSUQyMDE5UTE=

VERIZON’S ONLINE MEDIA CENTER: News releases, stories, media contacts and other resources are available at verizon.com/news. News releases are also available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.
Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “plans” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of competition in the markets in which we operate, including any inability to successfully respond to competitive factors such as prices, promotional incentives and evolving consumer preferences; failure to take advantage of, or respond to competitors' use of, developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation in the markets in which we operate; cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions, acts of war, terrorist attacks or other hostile acts and any resulting financial or reputational impact; the impact of public health crises on our operations, our employees and the ways in which our customers use our networks and other products and services; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors, public health crises or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

    VlpHU09DSUQyMDE5UTE=

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	% Change

Operating Revenues
Service revenues and other	$27,152	$27,218	(0.2)
Wireless equipment revenues	5,760	6,336	(9.1)
Total Operating Revenues	32,912	33,554	(1.9)

Operating Expenses
Cost of services	7,078	7,227	(2.1)
Cost of wireless equipment	6,426	7,123	(9.8)
Selling, general and administrative expense	7,506	7,172	4.7
Depreciation and amortization expense	4,318	4,236	1.9
Total Operating Expenses	25,328	25,758	(1.7)

Operating Income	7,584	7,796	(2.7)
Equity in earnings (losses) of unconsolidated businesses	9	(3)	*
Other income (expense), net	114	(924)	*
Interest expense	(1,207)	(786)	53.6
Income Before Provision For Income Taxes	6,500	6,083	6.9
Provision for income taxes	(1,482)	(1,372)	8.0
Net Income	$5,018	$4,711	6.5

Net income attributable to noncontrolling interests	$109	$131	(16.8)
Net income attributable to Verizon	4,909	4,580	7.2
Net Income	$5,018	$4,711	6.5

Basic Earnings Per Common Share
Net income attributable to Verizon	$1.17	$1.09	7.3
Weighted-average shares outstanding (in millions)	4,207	4,201

Diluted Earnings Per Common Share (1)
Net income attributable to Verizon	$1.17	$1.09	7.3
Weighted-average shares outstanding (in millions)	4,211	4,202
Footnotes:
(1)Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.
*Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)
Unaudited	3/31/23	12/31/22	$ Change

Assets
Current assets
Cash and cash equivalents	$2,234	$2,605	$(371)
Accounts receivable	23,748	25,332	(1,584)
Less Allowance for credit losses	892	826	66
Accounts receivable, net	22,856	24,506	(1,650)
Inventories	2,381	2,388	(7)
Prepaid expenses and other	8,251	8,358	(107)
Total current assets	35,722	37,857	(2,135)

Property, plant and equipment	310,519	307,689	2,830
Less Accumulated depreciation	203,532	200,255	3,277
Property, plant and equipment, net	106,987	107,434	(447)
Investments in unconsolidated businesses	1,052	1,071	(19)
Wireless licenses	150,485	149,796	689
Goodwill	28,674	28,671	3
Other intangible assets, net	11,246	11,461	(215)
Operating lease right-of-use assets	25,947	26,130	(183)
Other assets	17,603	17,260	343
Total assets	$377,716	$379,680	$(1,964)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$12,081	$9,963	$2,118
Accounts payable and accrued liabilities	19,273	23,977	(4,704)
Current operating lease liabilities	4,177	4,134	43
Other current liabilities	12,237	12,097	140
Total current liabilities	47,768	50,171	(2,403)

Long-term debt	140,772	140,676	96
Employee benefit obligations	12,750	12,974	(224)
Deferred income taxes	43,667	43,441	226
Non-current operating lease liabilities	21,303	21,558	(255)
Other liabilities	17,237	18,397	(1,160)
Total long-term liabilities	235,729	237,046	(1,317)

Equity
Common stock	429	429	—
Additional paid in capital	13,523	13,420	103
Retained earnings	84,543	82,380	2,163
Accumulated other comprehensive loss	(2,177)	(1,865)	(312)
Common stock in treasury, at cost	(3,832)	(4,013)	181
Deferred compensation – employee stock ownership plans and other	397	793	(396)
Noncontrolling interests	1,336	1,319	17
Total equity	94,219	92,463	1,756
Total liabilities and equity	$377,716	$379,680	$(1,964)

Verizon Communications Inc.

Consolidated - Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)
Unaudited	3/31/23		12/31/22

Total debt	$152,853		$150,639
Unsecured debt	$132,018		$130,631
Net unsecured debt(1)	$129,784		$128,026
Unsecured debt / Consolidated Net Income (LTM)	6.0	x	6.0	x
Net unsecured debt / Consolidated Adjusted EBITDA(1)(2)	2.7x		2.7	x
Common shares outstanding end of period (in millions)	4,204		4,200
Total employees (‘000)	115.5		117.1
Quarterly cash dividends declared per common share	$0.6525		$0.6525
Footnotes:
(1)Non-GAAP financial measure.
(2)Consolidated Adjusted EBITDA excludes the effects of non-operational items and special items.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	$ Change

Cash Flows from Operating Activities
Net Income	$5,018	$4,711	$307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,318	4,236	82
Employee retirement benefits	54	(210)	264
Deferred income taxes	331	627	(296)
Provision for expected credit losses	530	328	202
Equity in losses of unconsolidated businesses, net of dividends received	10	7	3
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(774)	(3,492)	2,718
Other, net	(1,198)	614	(1,812)
Net cash provided by operating activities	8,289	6,821	1,468

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(5,958)	(5,821)	(137)
Acquisitions of wireless licenses	(598)	(1,838)	1,240
Collateral repayments (payments) related to derivative contracts, net	367	(277)	644
Other, net	79	(59)	138
Net cash used in investing activities	(6,110)	(7,995)	1,885

Cash Flows from Financing Activities
Proceeds from long-term borrowings	504	3,604	(3,100)
Proceeds from asset-backed long-term borrowings	1,754	3,545	(1,791)
Net proceeds from short-term commercial paper	342	3,791	(3,449)
Repayments of long-term borrowings and finance lease obligations	(1,325)	(6,556)	5,231
Repayments of asset-backed long-term borrowings	(931)	(1,650)	719
Dividends paid	(2,744)	(2,654)	(90)
Other, net	17	165	(148)
Net cash provided by (used in) financing activities	(2,383)	245	(2,628)

Decrease in cash, cash equivalents and restricted cash	(204)	(929)	725
Cash, cash equivalents and restricted cash, beginning of period	4,111	4,161	(50)
Cash, cash equivalents and restricted cash, end of period	$3,907	$3,232	$675
Footnotes:
Certain amounts have been reclassified to conform to the current period presentation.

Verizon Communications Inc.

Consumer - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	% Change

Operating Revenues
Service	$18,456	$18,126	1.8
Wireless equipment	4,878	5,374	(9.2)
Other	1,523	1,792	(15.0)
Total Operating Revenues	24,857	25,292	(1.7)

Operating Expenses
Cost of services	4,432	4,446	(0.3)
Cost of wireless equipment	5,191	5,813	(10.7)
Selling, general and administrative expense	4,921	4,552	8.1
Depreciation and amortization expense	3,214	3,162	1.6
Total Operating Expenses	17,758	17,973	(1.2)

Operating Income	$7,099	$7,319	(3.0)
Operating Income Margin	28.6%	28.9%

Segment EBITDA(1)	$10,313	$10,481	(1.6)
Segment EBITDA Margin(1)	41.5%	41.4%
Footnotes:
(1) Non-GAAP financial measure.
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Consumer - Selected Operating Statistics

Unaudited	3/31/23	3/31/22	% Change

Connections (‘000):
Wireless retail postpaid	92,192	91,414	0.9
Wireless retail prepaid	22,331	23,772	(6.1)
Total wireless retail	114,523	115,186	(0.6)

Wireless retail postpaid phones	74,611	75,422	(1.1)

Fios video	3,160	3,495	(9.6)
Fios internet	6,803	6,596	3.1

Fixed wireless access (FWA) broadband	1,140	216	*
Wireline broadband	7,062	6,925	2.0
Total broadband	8,202	7,141	14.9

Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	% Change

Gross Additions (‘000):
Wireless retail postpaid	3,210	2,481	29.4

Net Additions Detail (‘000):
Wireless retail postpaid	321	(126)	*
Wireless retail prepaid	(351)	(80)	*
Total wireless retail	(30)	(206)	85.4

Wireless retail postpaid phones	(263)	(292)	9.9

Fios video	(74)	(78)	5.1
Fios internet	63	55	14.5

FWA broadband	256	112	*
Wireline broadband	46	37	24.3
Total broadband	302	149	*

Churn Rate:
Wireless retail postpaid	1.05%	0.95%
Wireless retail postpaid phones	0.84%	0.77%
Wireless retail prepaid	4.31%	3.69%
Wireless retail	1.69%	1.51%

Revenue Statistics (in millions):
Wireless service revenue	$15,599	$15,217	2.5
Fios revenues	$2,889	$2,911	(0.8)

Verizon Communications Inc.

Consumer - Selected Operating Statistics (continued)

Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	% Change

Other Wireless Statistics:
Wireless retail postpaid ARPA (1)	$130.06	$123.96	4.9
Wireless retail postpaid upgrade rate	4.0%	4.8%
Wireless retail postpaid accounts (‘000) (2)	33,034	33,514	(1.4)
Wireless retail postpaid connections per account (2)	2.79	2.73	2.2
Wireless retail prepaid ARPU (3)	$30.71	$30.89	(0.6)
Footnotes:
(1) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(2) Statistics presented as of end of period.
(3) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
Where applicable, the operating results reflect certain adjustments, including those related to migration activity among different types of devices and plans, customer profile changes, and adjustments in connection with mergers, acquisitions and divestitures.
Certain intersegment transactions with corporate entities have not been eliminated.
* Not meaningful

Verizon Communications Inc.

Business - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	% Change

Operating Revenues
Enterprise and Public Sector	$3,787	$3,978	(4.8)
Business Markets and SaaS	3,104	3,076	0.9
Wholesale	603	655	(7.9)
Total Operating Revenues	7,494	7,709	(2.8)

Operating Expenses
Cost of services	2,582	2,606	(0.9)
Cost of wireless equipment	1,234	1,310	(5.8)
Selling, general and administrative expense	2,033	2,059	(1.3)
Depreciation and amortization expense	1,094	1,061	3.1
Total Operating Expenses	6,943	7,036	(1.3)

Operating Income	$551	$673	(18.1)
Operating Income Margin	7.4%	8.7%

Segment EBITDA(1)	$1,645	$1,734	(5.1)
Segment EBITDA Margin(1)	22.0%	22.5%
Footnotes:
(1) Non-GAAP financial measure.
Our Business segment’s wireless and wireline products and services are organized by the primary customer groups targeted by these offerings. During the first quarter of 2023, Verizon reorganized the customer groups within its Business segment. Previously, this segment was comprised of four customer groups: Small and Medium Business, Global Enterprise, Public Sector and Other, and Wholesale. Following the reorganization, there are now three customer groups: Enterprise and Public Sector, Business Markets and SaaS, and Wholesale. Enterprise and Public Sector combines the customers previously included in Global Enterprise and Public Sector and Other (excluding BlueJeans and Connect customers) as well as the commercial wireline customers previously included in Small and Medium Business. Business Markets and SaaS combines the customers previously included in Small and Medium Business (excluding commercial wireline customers), the BlueJeans customers previously included in Global Enterprise and Public Sector and Other, and the Connect customers previously included in Public Sector and Other. The Wholesale customer group remained unchanged. Prior period operating revenue results within the Business segment have been recast for these reorganized customer groups. There was no change to the composition of our reportable segments and total segment results, nor the determination of segment profit.
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Business - Selected Operating Statistics

Unaudited	3/31/23	3/31/22	% Change

Connections (‘000):
Wireless retail postpaid	28,820	27,809	3.6
Wireless retail postpaid phones	17,703	17,353	2.0

Fios video	65	71	(8.5)
Fios internet	377	361	4.4

FWA broadband	726	217	*
Wireline broadband	466	475	(1.9)
Total broadband	1,192	692	72.3

Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	% Change

Gross Additions (‘000):
Wireless retail postpaid	1,607	1,502	7.0

Net Additions Detail (‘000):
Wireless retail postpaid	312	395	(21.0)
Wireless retail postpaid phones	136	256	(46.9)

Fios video	(2)	—	*
Fios internet	4	5	(20.0)

FWA broadband	137	82	67.1
Wireline broadband	(2)	(2)	—
Total broadband	135	80	68.8

Churn Rate:
Wireless retail postpaid	1.50%	1.34%
Wireless retail postpaid phones	1.16%	1.06%

Revenue Statistics (in millions):
Wireless service revenue	$3,290	$3,125	5.3
Fios revenues	$307	$295	4.1

Other Operating Statistics:
Wireless retail postpaid upgrade rate	2.8%	3.4%
Footnotes:
Where applicable, the operating results reflect certain adjustments, including those related to migration activity among different types of devices and plans, customer profile changes, and adjustments in connection with mergers, acquisitions and divestitures.
Certain intersegment transactions with corporate entities have not been eliminated.
*Not meaningful

Verizon Communications Inc.

Supplemental Information - Total Wireless Operating and Financial Statistics

The following supplemental schedule contains certain financial and operating metrics which reflect an aggregation of our Consumer and Business segments’ wireless results.

Unaudited	3/31/23	3/31/22	% Change

Connections (‘000)
Retail postpaid	121,012	119,223	1.5
Retail prepaid	22,331	23,772	(6.1)
Total retail	143,343	142,995	0.2

Retail postpaid phones	92,314	92,775	(0.5)

Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22	% Change

Net Additions Detail (‘000)
Retail postpaid phones	(127)	(36)	*
Retail postpaid	633	269	*
Retail prepaid	(351)	(80)	*
Total retail	282	189	49.2

Account Statistics
Retail postpaid accounts (‘000) (1)	34,877	35,224	(1.0)
Retail postpaid connections per account (1)	3.47	3.38	2.7
Retail postpaid ARPA (2)	$152.27	$144.87	5.1
Retail prepaid ARPU (3)	$30.71	$30.89	(0.6)

Churn Detail
Retail postpaid phone	0.90%	0.83%
Retail postpaid	1.15%	1.04%
Retail prepaid	4.31%	3.69%
Retail	1.65%	1.48%

Retail Postpaid Connection Statistics
Upgrade rate	3.7%	4.5%

Revenue Statistics (in millions) (4)
Wireless service	$18,889	$18,342	3.0
Wireless equipment	5,760	6,336	(9.1)
Wireless other	1,515	1,818	(16.7)
Total Wireless	$26,164	$26,496	(1.3)
Footnotes:
(1) Statistics presented as of end of period.
(2) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(3) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
(4) Intersegment transactions between Consumer or Business segment with corporate entities have not been eliminated.
Where applicable, the operating results reflect certain adjustments, including those related to migration activity among different types of devices and plans, customer profile changes, and adjustments in connection with mergers, acquisitions and divestitures.
*Not meaningful

Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 12/31/22	3 Mos. Ended 9/30/22	3 Mos. Ended 6/30/22	3 Mos. Ended 3/31/22

Consolidated Net Income	$5,018	$6,698	$5,024	$5,315	$4,711
Add:
Provision for income taxes	1,482	2,113	1,496	1,542	1,372
Interest expense	1,207	1,105	937	785	786
Depreciation and amortization expense (1)	4,318	4,218	4,324	4,321	4,236
Consolidated EBITDA	$12,025	$14,134	$11,781	$11,963	$11,105

Add/(subtract):
Other (income) expense, net (2)	$(114)	$(2,687)	$439	$(49)	$924
Equity in losses (earnings) of unconsolidated businesses	(9)	(4)	(2)	(41)	3
Severance charges	—	304	—	—	—
	(123)	(2,387)	437	(90)	927
Consolidated Adjusted EBITDA	$11,902	$11,747	$12,218	$11,873	$12,032
Consolidated Adjusted EBITDA - Year over year change %	(1.1)%
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets.
(2) Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.

Consolidated EBITDA and Consolidated Adjusted EBITDA (LTM)

Unaudited	12 Mos. Ended 3/31/23	12 Mos. Ended 12/31/22

Consolidated Net Income	$22,055	$21,748
Add:
Provision for income taxes	6,633	6,523
Interest expense	4,034	3,613
Depreciation and amortization expense (1)	17,181	17,099
Consolidated EBITDA	$49,903	$48,983

Add/(subtract):
Other (income) expense, net (2)	$(2,411)	$(1,373)
Equity in losses (earnings) of unconsolidated businesses	(56)	(44)
Severance charges	304	304
	(2,163)	(1,113)
Consolidated Adjusted EBITDA	$47,740	$47,870
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets.
(2) Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.

Verizon Communications Inc.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	3/31/23		12/31/22

Debt maturing within one year	$12,081		$9,963
Long-term debt	140,772		140,676
Total Debt	152,853		150,639
Less Secured debt	20,835		20,008
Unsecured Debt	132,018		130,631
Less Cash and cash equivalents	2,234		2,605
Net Unsecured Debt	$129,784		$128,026
Consolidated Net Income (LTM)	$22,055		$21,748
Unsecured Debt to Consolidated Net Income Ratio	6.0	x	6.0	x
Consolidated Adjusted EBITDA (LTM)	$47,740		$47,870
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.7x		2.7	x
Net Unsecured Debt - Quarter over quarter change	$1,758

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/23				3 Mos. Ended 3/31/22
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.17				$1.09
Amortization of acquisition-related intangible assets	$208	$(53)	$155	0.04	$238	$(60)	$178	0.04
Early debt redemption costs	—	—	—	—	1,241	(316)	925	0.22
	$208	$(53)	$155	$0.04	$1,479	$(376)	$1,103	$0.26
Adjusted EPS				$1.20				$1.35
Footnotes:
Adjusted EPS may not add due to rounding.

Free Cash Flow
(dollars in millions)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22

Net Cash Provided by Operating Activities	$8,289	$6,821
Capital expenditures (including capitalized software)	(5,958)	(5,821)
Free Cash Flow	$2,331	$1,000
Year over year change	$1,331

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22

Operating Income	$7,099	$7,319
Add Depreciation and amortization expense	3,214	3,162
Segment EBITDA	$10,313	$10,481
Year over year change %	(1.6)%

Total operating revenues	$24,857	$25,292
Operating Income Margin	28.6%	28.9%
Segment EBITDA Margin	41.5%	41.4%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/23	3 Mos. Ended 3/31/22

Operating Income	$551	$673
Add Depreciation and amortization expense	1,094	1,061
Segment EBITDA	$1,645	$1,734
Year over year change %	(5.1)%

Total operating revenues	$7,494	$7,709
Operating Income Margin	7.4%	8.7%
Segment EBITDA Margin	22.0%	22.5%